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EXHIBIT 11

                                         INTELLIGENT MEDICAL IMAGING, INC.
                                         COMPUTATION OF NET LOSS PER SHARE

                                                THREE MONTHS ENDED  THREE MONTHS ENDED  SIX MONTHS ENDED  SIX MONTHS ENDED
                                                   JUNE 30, 1996      JUNE 30, 1995      JUNE 30, 1996     JUNE 30, 1995
                                                --------------------------------------------------------------------------
Net loss                                                 $(584,404)      $(753,075)      $(440,287)        $(1,762,888)
                                                ======================================================================

Weighted average common shares outstanding               10,687,175      4,346,958       9,000,278           4,343,163

Shares related to Staff Accounting Bulletin 83:
     Stock options and warrants granted                                    468,345             -               468,345
     Issuance of common stock                                            2,039,963             -             2,039,963
                                                ----------------------------------------------------------------------

Average common shares, outstanding                       10,687,175      6,855,266       9,000,278           6,851,471
                                                ======================================================================

Per share amounts                                           $(0.05)         $(0.11)         $(0.05)             $(0.26)
                                                ======================================================================

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